Exhibit 10.27

RECEPTOS, INC.

10835 Road to the Cure, #205

San Diego, CA  92121

April 29, 2011

Sheila K. Gujrathi, MD

34 High Ridge Rd

Skillman, NJ  08558

Re:                             Offer of Employment with Receptos, Inc.

Dear Sheila:

Receptos, Inc. (the “Company”) is very pleased to offer you employment as its Chief Medical Officer (“CMO”) beginning on June 13, 2011.  This offer contains the basic terms of your employment with the Company.  If you agree to the terms and conditions set forth in this offer letter, please sign at the end of this letter in the space indicated.

1.             Duties.  As the Company’s CMO, you will be responsible for the Company’s clinical activities (internal and through partnering/alliance arrangements) and shall perform such duties as are ordinary, customary and necessary in your role.  You will report directly to the Company’s Chief Executive Officer (the “CEO”) who will be primarily responsible for evaluating your performance.  Of course, the Company may change your duties, compensation, benefits and place of employment from time to time as it deems necessary.  In addition, during your employment with the Company, you shall devote your best efforts and your full business time, skill and attention to the performance of your duties on behalf of the Company.

2.             Salary and Bonus.  You will be compensated for full-time service (pro rated for any part-time service) at a base rate of $345,000 per year, less all deductions and withholdings, to be paid in accordance with the Company’s standard payroll practices, as they may be changed from time to time.  In addition, you shall be eligible to receive an annual discretionary bonus with a target of thirty percent (30%) of your base salary per 12-month period (pro rated for any partial period of less than 12 months), based upon a determination by the CEO and the Company’s Board of Directors (the “Board”) of the achievement of objectives to be set from time to time by the Board.  The first measurement period for this purpose will end on approximately December 31, 2011.  The annual discretionary bonus, if earned, will be paid as soon as practicable after it is determined that such bonus has been earned, but in no event will such bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s taxable year in which the bonus is earned or (ii) March 15 following the calendar year in which the bonus is earned.  The Company may modify your compensation and benefits from time to time at its sole discretion.

3.             Stock Option.  Subject to approval by the Board (including, for example, with respect to the establishment of an exercise price), you will be granted options (the “Options”) to purchase an aggregate of 1,174,590 shares of the Company’s common stock pursuant to the

Company’s 2008 Stock Plan (the “Plan”).  The Options shall be subject to the terms and conditions set forth in Notices of Stock Option Grant and accompanying Stock Option Agreements as well as the Plan; provided, however, that the Options shall vest as set forth on Exhibit A attached hereto.  The exercise price for the shares at issue under the Options will be no less than their fair market value as determined by the Board on the date of grant.

4.             Transition Benefits.  The Company will provide you with a moving/relocation allowance of $200,000 during 2011.  These funds will be made available to you no later than March 15, 2012, upon submission of receipts for costs incurred during 2011.  In the event documented costs incurred are less than $200,000, the difference will be paid to you in the form of compensation (less all deductions and withholdings) on or before March 15, 2012.  If you voluntarily terminate employment with the Company within twenty four (24) months following your start date (except for a Constructive Termination as set forth on Exhibit A attached hereto), you will be required promptly to repay a pro-rata portion of $150,000 of the moving/relocation allowance (e.g., $112,500 if you terminate six months following your start date, $75,000 if you terminate 12 months following your start date, and so on).  This arrangement in no way affects the “at will” employment nature of the offer described in Section 7 below.

5.             Other Benefits.  The Company will provide you with participation in Company-sponsored employee benefits programs on the same basis as such benefits are generally available to its employees, as determined from time to time by the Board.  The Company may, from time to time, change these benefits.  Additional information regarding these benefits is available for your review.

6.             Confidentiality Agreement.  One of the conditions of your employment with the Company is the maintenance of the confidentiality (and proprietary nature) of the Company’s proprietary and confidential information.  As such, you will be expected to sign the Company’s standard proprietary information and inventions agreement.

7.             At-Will Employment.  Your employment with Company will be “at-will.”  This means that either you or Company may terminate your employment at any time, with or without cause, and with or without notice. Any contrary representations or agreements, which may have been made to you, are superseded by this offer letter.  The “at-will” nature of your employment described in this offer letter shall constitute the entire agreement between you and Company concerning the nature and duration of your employment.  Though your duties, compensation, benefits and place of employment may change over time and you may be subject to incremental discipline that does not include a termination, none of these events change our agreement that you are an “at-will” employee.  In addition, the fact that the rate of your salary, vesting schedule or other compensation is stated in units of years or months, and that your vacation and sick leave accrue annually or monthly, does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period of time.  The “at-will” term of your employment with Company can only be changed in a writing signed by you and the Company.

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8.             Severance Payment.  Without limiting the provisions of the foregoing Section 7, assuming your employment with the Company shall have been continuous from your start date through the occurrence of the applicable event and you execute and deliver a general release (in a customary form provided by the Company) of all claims against the Company or persons affiliated with the Company (with any potential revocation periods having expired) prior to the end of the consideration period stated in the release, which consideration period will end not later than fifty (50) days following your termination of employment, then:  (i) in the event, prior to any Corporate Transaction as well as the first anniversary of your start date, of any Termination without Cause or any Constructive Termination, you will be entitled to receive a lump sum payment equal to your then current base salary rate calculated for a period of three (3) months and, if you elect to continue your health insurance coverage under COBRA, then the Company will reimburse you for the same portion of your monthly premiums over such three (3) month period under COBRA as it is then paying (relative to health insurance coverage) for active employees; (ii) in the event, prior to any Corporate Transaction but on or following the first anniversary of your start date, of any Termination without Cause or any Constructive Termination, you will be entitled to receive a lump sum payment equal to your then current base salary rate calculated for a period of six (6) months and, if you elect to continue your health insurance coverage under COBRA, then the Company will reimburse you for the same portion of your monthly premiums over such six (6) month period under COBRA as it is then paying (relative to health insurance coverage) for active employees; and (iii) in the event, following any Corporate Transaction, of any Termination without Cause or any Constructive Termination, you will be entitled to receive a lump sum payment equal to your then current base salary rate calculated for a period of twelve (12) months and, if you elect to continue your health insurance coverage under COBRA, then the Company will reimburse you for the same portion of your monthly premiums over such twelve (12) month period under COBRA as it is then paying (relative to health insurance coverage) for active employees.  The defined terms in the preceding sentence have their respective meanings as set forth on Exhibit A attached hereto.  Any lump sum severance payment shall be made on the termination of the period of time within which you may revoke the required release pursuant to the terms of such release; provided, however, that any portion of such lump sum severance payment which is considered nonqualified deferred compensation within the meaning of Code Section 409A (as defined below) shall be paid on the sixtieth (60th) day following your termination of employment or such later date as may be required under Section 10 below.  If you fail to deliver the required release within the consideration period stated in such release or you exercise the right provided to you in the release to revoke such release, you will not be eligible to receive any severance under this Section 8.

9.             Arbitration.  To aid in the rapid and economical resolution of any disputes that may arise in the course of the employment relationship, you and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this letter agreement, your employment relationship with the Company, or the termination of your employment relationship with the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California, conducted before a single neutral arbitrator selected and administered in accordance with the commercial arbitration rules of JAMS.  By agreeing to this arbitration procedure, you and the Company waive the

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right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding in any jurisdiction.  You will have the right to be represented by legal counsel at any arbitration proceeding, at your expense.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based; and (c) award to the prevailing party recovery of reasonable attorneys fees and costs, and determine which party shall be deemed the prevailing party and to what extent.  The Company shall pay the arbitration fee unless, at your request, you elect to pay up to one-half of the fees.  Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration).

10.          Code Section 409A.  The intent of the parties is that payments and benefits under this letter and the Options comply with, or be exempt from, Section 409A of the Internal Revenue Code (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter and the Options shall be interpreted to be in compliance therewith or exempt therefrom.  If you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this letter or the Options (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good-faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good-faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.  Notwithstanding any provision herein to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code, then with regard to any payment that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the first business day following the expiration of the six (6)-month period measured from the date of your “separation from service” and (B) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 10 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the end of the Delay Period.

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11.          Miscellaneous.  This letter states the complete and exclusive terms and conditions of your offer and supersedes any and all prior agreements, whether written or oral.  By joining the Company, you are agreeing to abide by all applicable laws and regulations and all Company policies and procedures as they are established and that you will enter into the Company’s proprietary information and inventions agreement.  Violation of such laws, regulations, policies, procedures or proprietary information and inventions agreement may lead to immediate termination of employment.  The terms of this offer and your employment with the Company shall be governed in all aspects by the laws of the State of California.  This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile shall be deemed equivalent to originals.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please note:  This letter will become void and without any effect whatsoever in the event that you have not executed and returned this letter to the Company prior to the close of business on May 2, 2011.

We look forward to having you join us.  If you have any questions about the terms of this offer, please do not hesitate to call me to discuss our offer at your earliest convenience.

Best Regards,

/s/ Faheem Hasnain
Faheem Hasnain
Chief Executive Officer and President

I have read this offer, and I understand and accept its terms:

/s/ Sheila Gujrathi	Date: April 30, 2011
Sheila K. Gujrathi, MD

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Exhibit A

Vesting

You will acquire a vested interest in the 1,174,590 shares of the Company’s Common Stock subject to the Options (the “Shares”) as follows (assuming that you continue to work for the Company):

•                  Time-Based Shares.  Measured from the commencement of your employment with the Company (the “Commencement Date”), you will acquire a vested interest in 774,590 of the Shares (the “Time-Based Shares”) as follows:

(a)                                 twenty-five percent (25%) of the Time-Based Shares (i.e., 193,647 Shares) will vest on the first (1st) anniversary of the Commencement Date; and

(b)                                 1/48th of the total Time-Based Shares will vest on the same day of each successive month after the first (1st) anniversary of the Commencement Date such that one hundred percent (100%) of the Time-Based Shares will have become vested (assuming that you continue to work for the Company) as of the fourth (4th) anniversary of the Commencement Date.

•                  First Milestone Shares.  You will acquire a vested interest in 200,000 of the Shares (the “First Milestone Shares”) as follows:

(a)                                 twenty-five percent (25%) of the First Milestone Shares (i.e., 50,000 Shares) will vest upon the dosing of the first patient in the first clinical trial for a product candidate, other than any clinical trial of RPC1063 (the Company’s S1P1 agonist) for multiple sclerosis, where: (i) such clinical trial would be regarded as a Phase I, II or III clinical study (as defined in 21 C.F.R. §312.21(a), (b) or (c)), or any hybrid such as a Phase Ib or Phase II/III; and (ii) such product candidate is covered by any intellectual property right held (whether owned, co-owned, licensed or otherwise controlled) by the Company (herein the “First Milestone”); and

(b)                                 an amount equal to 1/48th of the total First Milestone Shares will vest on the same day of each successive month following the occurrence of the First Milestone such that 100% of the First Milestone Shares will have become vested (assuming that you continue to work for the Company) as of the third (3rd) anniversary of the occurrence of the First Milestone; provided, however, that if the First Milestone has been achieved by the Company prior to the fifth (5th) anniversary of the Commencement Date, then all of the unvested First Milestone Shares will vest (assuming that you continue to work for the Company) as of such fifth (5th) anniversary; and provided, further, that if the First Milestone is achieved by the Company on or after the fifth (5th) anniversary of the Commencement Date, then all of the unvested First Milestone Shares will vest (assuming that you continue to work for the Company) upon such achievement.

Second Milestone Shares.  You will acquire a vested interest in 200,000 of the Shares (the “Second Milestone Shares”) as follows:

(a)                                 twenty-five percent (25%) of the Second Milestone Shares (i.e., 50,000 Shares) will vest upon the dosing of the first patient in the first clinical trial for a product candidate where:  (i) the United States Food and Drug Administration (or any foreign equivalent administrative body unless determined by the Company’s Board of Directors not to be acceptable for this purpose) would recognize such clinical trial, assuming successful completion, as a pivotal study for submission of a New Drug Application or a Biologics License Application (or any foreign equivalent application) for the product candidate as determined in the reasonable discretion of the Company’s Board of Directors, although any Phase III clinical study (as defined in 21 C.F.R. §312.21(c)) will be presumed to satisfy this requirement; and (ii) such product candidate is covered by any intellectual property right held (whether owned, co-owned, licensed or otherwise controlled) by the Company (herein the “Second Milestone”); and

(b)                                 an amount equal to 1/48th of the total Second Milestone Shares will vest on the same day of each successive month following the occurrence of the Second Milestone such that 100% of the Second Milestone Shares will have become vested (assuming that you continue to work for the Company) as of the third (3rd) anniversary of the occurrence of the Second Milestone; provided, however, that if the Second Milestone has been achieved by the Company prior to the fifth (5th) anniversary of the Commencement Date, then all of the unvested Second Milestone Shares will vest (assuming that you continue to work for the Company) as of such fifth (5th) anniversary; and provided, further, that if the Second Milestone is achieved by the Company on or after the fifth (5th) anniversary of the Commencement Date, then all of the unvested Second Milestone Shares will vest (assuming that you continue to work for the Company) upon such achievement.

•                  Vesting Acceleration.

(a)                                 Termination Without Cause or Constructive Termination prior to any Corporate Transaction.  In the event of any Termination without Cause or any Constructive Termination prior to any Corporate Transaction, the following shall occur:  (i) if the First Milestone shall have occurred prior to such Termination without Cause or Constructive Termination, then vesting for fifty percent (50%) of the then unvested First Milestone Shares shall accelerate as of such Termination without Cause or Constructive Termination; and (ii) if the Second Milestone shall have occurred prior to such Termination without Cause or Constructive Termination, then vesting for fifty percent (50%) of the then unvested Second Milestone Shares shall accelerate as of such Termination without Cause or Constructive Termination.

(b)                                 Corporate Transaction.  In the event of any Corporate Transaction (assuming that you continue to work for the Company immediately prior to such Corporate Transaction), the following shall occur:  (i) vesting for fifty percent (50%) of the then unvested Time-Based Shares shall accelerate as of immediately prior to such Corporate Transaction and the remaining Time-Based Shares shall vest, so long as you continue to work for the Company, in equal monthly portions over the remainder of the original vesting schedule; (ii) if the First Milestone shall have occurred prior to the Corporate Transaction or if the Corporate Transaction results in at least the Threshold Return, then vesting for seventy-five percent (75%) of the then unvested First Milestone Shares shall accelerate as of immediately prior to such Corporate Transaction and the remaining First Milestone Shares shall vest, so long as you continue to work for the Company, in equal monthly portions over a remainder period that is the lesser of (x) six (6) months or (y) the time otherwise remaining on the original vesting schedule; and (iii) if the Second Milestone shall have occurred prior to the Corporate Transaction or if the Corporate Transaction results in at least the Threshold Return, then vesting for seventy-five percent (75%) of the then unvested Second Milestone Shares shall accelerate as of immediately prior to such Corporate Transaction and the remaining Second Milestone Shares shall vest, so long as you continue to work for the Company, in equal monthly portions over a remainder period that is the lesser of (x) six (6) months or (y) the time otherwise remaining on the original vesting schedule.

(c)                                  Termination Without Cause or Constructive Termination following a Corporate Transaction.  In the event of any Termination without Cause or any Constructive Termination following any Corporate Transaction, the following shall occur: (i) if the First Milestone shall have occurred prior to such Termination without Cause or Constructive Termination or if the Corporate Transaction results in at least the Threshold Return, then vesting for all (100%) of the then unvested First Milestone Shares shall accelerate as of such Termination without Cause or Constructive Termination; (ii) if the Second Milestone shall have occurred prior to such Termination without Cause or Constructive Termination or if the Corporate Transaction results in at least the Threshold Return, then vesting for all (100%) of the then unvested Second Milestone Shares shall accelerate as of such Termination without Cause or Constructive Termination; and (iii) vesting for all (100%) of the then unvested Time-Based Shares shall accelerate as of such Termination without Cause or Constructive Termination.

(d)                                 Definitions.  For purposes of the foregoing:

(i)            A “Corporate Transaction” is defined as any of the following: (x) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity or any direct or indirect parent entity of any such entity; (y) the sale, transfer or other disposition of all or substantially all of the assets of the Company by means of any transaction or series of related transactions unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the acquiring entity or any direct or indirect parent entity of any such entity; or (z) a sale of all or substantially all of the capital stock of the Company unless, following the consummation thereof, the Company’s stockholders of record immediately prior thereto hold more than fifty percent (50%) of the voting power of the acquiring entity or any direct or indirect parent entity of any such entity; provided, however, that notwithstanding the foregoing, a Corporate Transaction shall not include (A) any sale of securities by the Company the primary purpose of which is to generate financing for the Company or (B) any transaction effected exclusively for the purpose of changing the domicile of the Company.

(ii)           A “Termination without Cause” means the termination, by the Company or one or more of its parent or subsidiary corporations, of any employment or consulting relationship between you and the Company or one or more of its parent or subsidiary corporations for any reason other than: (i) commission by you of any act of fraud or embezzlement; (ii) any intentional, unauthorized use or disclosure of material confidential information or trade secrets of the Company or one or more of its parent or subsidiary corporations by you; (iii) any other intentional misconduct by you (including severe absenteeism) which adversely affects the business or affairs of the Company or one or more of its parent or subsidiary corporations in a material manner; or (iv) your failure to attempt in good faith to either perform duties consistent with your position with the Company or to follow the reasonable requests of the CEO or the Board, so long as you have been provided with an opportunity for a period of at least ten (10) business days following written notice to you to cure such failure; provided, however, that clause (iv) shall no longer apply following a Corporate Transaction.

(iii)          A “Constructive Termination” means your election in a written notice to the Company or one or more of its parent or subsidiary corporations to terminate any employment or consulting relationship where such notice is delivered within thirty (30) days after any of the following: (i) a material reduction in your level of duties or responsibilities or the nature of your functions; (ii) a material reduction in your base salary or potential total cash compensation (consisting of base salary and target bonus); or (iii) a relocation of your principal place of employment by more than fifty (50) miles, if the new location is both (A) more than fifty (50) miles from your principal residence and (B) farther from your principal residence than your principal place of employment immediately before such relocation.

(iv)          The “Threshold Return” means that: (i) on or before May 11, 2012, the investors in the Company’s shares of preferred stock actually receive, from a Corporate Transaction, an aggregate amount of distributions, payments or other consideration in respect of their shares of Company preferred stock which is equal to three (3) times the amount of their collective investment in such shares of Company preferred stock; and (ii) after May 11, 2012, the investors in the Company’s shares of preferred stock actually receive, from a Corporate Transaction, an aggregate amount of distributions, payments or other consideration in respect of their shares of Company preferred stock which is equal to five (5) times the amount of their collective investment in such shares of Company preferred stock.  Determinations with respect to the value of any payments, distributions or other consideration (where other than in cash or marketable securities) shall be made in good faith by the Board.